Exhibit 99.2

FOR IMMEDIATE RELEASE
Company Contact:
Shane Harvey
General Counsel
(304) 926-0075

West Virginia Supreme Court Sides Again with Massey Energy:
Overturns $76 Million Judgment in Harman Case

Charleston, West Virginia, April 3, 2008 -- The West Virginia Supreme Court today again overturned a $76 million judgment against Massey Energy Company (NYSE:MEE).

“As we said previously, we have always believed that the verdict in the lower court was wrong and we are pleased that the WV Supreme Court has once again agreed,” said Shane Harvey, Massey’s General Counsel.

The Supreme Court set aside a 2002 ruling by the Circuit Court in Boone County that awarded $50 million to Harman Mining Corporation and its president, Hugh Caperton.  Interest charges added to the award while the case was on appeal had increased Massey’s total potential liability in the case to $76 million.

The case involved a contract dispute between Massey and Harman Mining Corporation that began in 1997. Harman filed for bankruptcy a year later and sued Massey and its affiliates in both Virginia and West Virginia. The lawsuits in both states stemmed from the same contract dispute.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.